Exhibit 10.34

BlackRock, Inc.

2002 Long-Term Retention and Incentive Plan

Award Agreement

                                          (the “Award Holder”)

                                          (the “Award”)

                                          Grant Date

Pursuant to the terms and conditions of this agreement (the “Award Agreement”) and the 2002 Long-Term Retention and Incentive Plan (the “Plan”), for good and valuable consideration, receipt of which is hereby acknowledged, BlackRock, Inc. (the “Company”) hereby grants to the Award Holder (set forth above), the Award (set forth above) in connection with the Award Holder’s retention as an employee and as compensation for services to be rendered hereafter.

SECTION 1. Definitions

For all purposes in this Award Agreement, the following terms shall have the respective meanings set forth in this Section 1.

(a) “Acceleration Event” may occur until the latest date that the Performance Goals may be achieved upon the first to occur of the following: (i) at the sole discretion of the Incumbent Management Committee, upon the vote of a majority of the Incumbent Management Committee to accelerate the Plan, which vote shall occur six months following the Termination of Employment of the Chief Executive Officer of the Company (the “Chief Executive Officer”) by the Chief Executive Officer for Deficient Opportunity or by the Company other than for Cause, death or Disability, if, within 60 days following the Termination of Employment of the Chief Executive Officer, a successor Chief Executive Officer of the Company fails to assume office within 30 days following the Termination of Employment of the chief executive officer who is either (A) a member of the Incumbent Management Committee or (B) a person approved by a majority of the Incumbent Management Committee; or (ii) the awards granted under the Plan are fully vested pursuant to Section 3.3(b)(1) of the Initial Public Offering Agreement made and entered into as of September 30, 1999 by and among The PNC Financial Services Group, Inc. (“PNC”), PNC Asset Management, Inc., a Delaware corporation and an indirect wholly owned subsidiary of PNC, and the Company, as amended.

(b) “Affiliate” means any corporation, partnership, joint venture, association, organization or other person or entity that is directly or indirectly through one or more intermediaries, controlling, controlled by or under common control with the person or entity specified.

(c) “Board” means the Board of Directors of the Company.

(d) “Business Day” shall mean any day other than Saturday, Sunday or any other day on which banks in the State of New York are required by law to be closed.

(e) “Cause” means (i) “Cause” as defined in any Individual Agreement, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Cause”:

(A) a material breach by the Award Holder of any written policies of the Company or any Affiliate required by law or established to maintain compliance with applicable law; (B) any act of fraud, misappropriation, dishonesty, embezzlement or similar conduct by the Award Holder against the Company or any Affiliate or any client of the Company or an Affiliate; (C) conviction (including a plea of nolo contendere) of the Award Holder for the commission of a felony that could, in the Company’s reasonable judgment, impair the Award Holder’s ability to perform his or her duties or adversely affect the Company’s or any Affiliate’s business or reputation; or (D) entry of any order against the Award Holder by any governmental body having regulatory authority with respect to the Company’s or any Affiliate’s business, which order relates to or arises out of the Award Holder’s employment or service relationship with the Company or any Affiliate. Unless otherwise provided in an Individual Agreement with respect to for Cause terminations, a determination of Cause under the Plan only may be made by the Company’s Chief Executive Officer and a majority of the members of the Management Committee (excluding the Award Holder, if applicable).

(f) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(g) “Committee” means the Compensation Committee of the Company or such other committee of the Board as the Board may from time to time designate, which shall be composed of not less than two directors, and shall be appointed and serve at the pleasure of the Board; provided that no member of the Compensation Committee that is an employee of the Company may vote on any matter relating to the grant or vesting of any Award granted under the Plan. Notwithstanding the foregoing, following the effectiveness of any applicable law or regulation, including, without limitation, any stock exchange regulation restricting PNC’s designees to the Board from serving on the Compensation Committee the “Committee” shall thereafter be comprised of all the members of the Board who are not employees of the Company, it being understood that under these circumstances the Compensation Committee would make non-binding recommendations to the Committee on all matters relating to the administration of the Plan.

(h) “Common Stock” means Class A common stock, par value $.01 per share, of the Company and Class B common stock, par value $.01 per share, of the Company.

(i) “Company” means BlackRock, Inc., a Delaware corporation, and its successors.

(j) “Company Peer Group” means those companies reported in the Merrill Lynch, Pierce, Fenner & Smith Incorporated Asset Manager Valuation Report (Alliance Capital Management Holding L.P.; Affiliated Managers Group, Inc.; AMVESCAP PLC; Franklin Resources, Inc.; BlackRock, Inc.; Eaton Vance Corp.; Federated Investors, Inc.; Gabelli Asset Management Inc.; Janus Capital Group; John Nuveen Co.; Legg Mason, Inc.; Neuberger Berman Inc.; T. Rowe Price Group, Inc.; Waddell & Reed Financial, Inc.; and W.P. Stewart & Co. Ltd. as of November 12, 2003), taking into account any addition or removal of companies as shall be made by Merrill Lynch (or such entity, that shall not be affiliated with the Company, that publishes a report on such universe if Merrill Lynch ceases to publish the report), provided that the performance of such added or removed companies shall be pro-rated through, or commencing on, respectively, the date that any such companies are removed or added. In the event that the Merrill Lynch Asset Manager Valuation Report loses three or more members after the Effective Date, then the Committee shall hire a nationally recognized independent compensation consultant to determine an equitable adjustment to the Company Peer Group, if any.

(k) “Covered Employee” means an Award Holder designated prior to the grant of awards granted under the Plan by the Committee who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code in the year in which awards granted under the Plan are expected to be taxable to such Award Holder.

(l) “Deficient Opportunity” means (i) “Deficient Opportunity” as defined in any Individual Agreement for the Chief Executive Officer, or (ii) if there is no such Individual Agreement or if such Individual Agreement does not define “Deficient Opportunity,” without the written consent of the Chief Executive Officer: (x) any action by the Company which results in a material diminution in the Chief Executive Officer’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company promptly after receipt of notice given by the Chief Executive Officer; (y) any failure by the Company to provide to the Chief Executive Officer any compensation and benefits to which the Chief Executive Officer is entitled, other than a failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Chief Executive Officer; or (z) the Company’s requiring the Chief Executive Officer to be based in any city other than the city in which the Chief Executive Officer is employed at the commencement of the Chief Executive Officer’s tenure as Chief Executive Officer. The Chief Executive Officer’s mental or physical incapacity following the occurrence of an event described above in any of clauses (x), (y) or (z) shall not affect the Chief Executive Officer’s ability to terminate employment for Deficient Opportunity. The Chief Executive Officer shall be entitled to such additional procedural protections as may be provided in any Individual Agreement.

(m) “Disability” means (i) “Disability” as defined in any Individual Agreement, or (ii) if there is no Individual Agreement or the Individual Agreement does not define “Disability”, the Award Holder’s physical or mental incapacity constituting disability, as determined under the Company’s Long-Term Disability Plan applicable to the Award Holder, which, in any event, does or is reasonably expected to continue for at least six months.

(n) “Early Retirement” means early retirement, as the Committee shall determine from time to time.

(o) “Effective Date” means January 1, 2002.

(p) “Fair Market Value” means, as of a particular date, (i) the closing sales price per share of Common Stock on the national securities exchange on which Common Stock is principally traded for the last preceding date on which there was a sale of Common Stock on such exchange, or (ii) if Common Stock is then traded in an over-the-counter market, the average of the closing bid and asked per share prices of Common Stock in such over-the-counter market for the last preceding date on which there was a sale of Common Stock in such market, or (iii) if Common Stock is not then listed on a national securities exchange or traded in an over-the-counter market, the fair market value of the Common Stock as determined by a nationally recognized investment banking firm selected by the Committee for such purpose and reasonably acceptable to PNC, which determination will be conclusive for all purposes of this Plan.

(q) “Incumbent Management Committee” means the Management Committee of the Company as it existed at such time as (i) the condition or event giving rise to the Chief Executive Officer’s Termination of Employment for Deficient Opportunity arose or (ii) the Chief Executive Officer’s Termination of Employment other than for Cause, death or Disability occurs.

(r) “Individual Agreement” means an employment, consulting or similar agreement between an award holder and the Company or any Subsidiary or Affiliate.

(s) “Management Committee” means that committee consisting of (i) the Chief Executive Officer of the Company, (ii) the president of the Company and (iii) not less than five managing directors of the Company designated from time to time by the Chief Executive Officer of the Company and the president of the Company to serve on such committee.

(t) “Payment Date” means any date during the period commencing on January 1, 2007 and ending on January 31, 2007 selected in the discretion of the Committee, unless the achievement of Performance Goals is measured pursuant to Section (1)(u)(i)(B), in which case, the Payment Date shall mean any date during the one-month period commencing on the date on which the Performance Goals are satisfied selected in the discretion of the Committee.

(u) “Performance Goals” means the performance goals established by the Committee in connection with the grant of awards granted under the Plan as set forth in clauses (i) through (iv) of this definition. In the event that a Performance Goal is satisfied, the Award will vest and, subject to the terms of the Plan and the applicable Award Agreement, be paid to Award Holders on the Payment Date in the amounts equal to a percentage of the Award (the “Applicable Vesting Percentage”) as follows:

(i) 100%, if the average closing price of Common Stock is equal to or in excess of $62 per share for (A) any period of one calendar quarter during the period commencing January 1, 2005 and ending December 31, 2006, or (B) any period of three months commencing prior to and including December 31, 2006, whichever is earlier; or

(ii) 90%, if (x) the Company has achieved 10% earnings per share growth (excluding all compensation expenses incurred pursuant to the provisions of this Plan or any compensation expenses incurred if the Company elects or is required to account for equity and equity based compensation under Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation) on a compound annual growth rate basis during the period from January 1, 2002 to December 31, 2006 (the “Plan Period”), it being understood that for purposes of measuring earnings per share growth (1) expenses related to long-term incentive and retention plans shall be excluded from the calculation of earnings for the period from January 1, 2001 to December 31, 2002 and (2) BlackRock shall be deemed to devote at least 31.5% of pre-bonus operating income to employee bonuses during each year during the Plan Period (the “Company EPS Test”), and (y) the Common Stock’s price performance during the Plan Period relative to the Company Peer Group ranks in the 90th percentile or higher when comparing the average of the closing prices of the Common Stock during the fourth quarter of 2001 (the “2001 Company Stock Price”) and the average of the closing prices of the stocks of the members of the Company Peer Group during the fourth quarter of 2001 (the “2001 Peer Group Stock Prices”) to the average of the closing prices of the Common Stock during the fourth quarter of 2006 (the “2006 Company Stock Price”) and the average of the closing prices of the stock of the members of the Company Peer Group during the fourth quarter of 2006 (the “2006 Peer Group Stock Prices”); or

(iii) 75%, if (x) the Company EPS Test is satisfied and (y) the Common Stock’s price performance during the Plan Period ranks in the 75th percentile to the 89th percentile when comparing the 2001 Company Stock Price and the 2001 Peer Group Stock Prices to the 2006 Company Stock Price and the 2006 Peer Group Stock Prices; or

(iv) 50%, if (x) the Company EPS Test is satisfied and (y) the Common Stock’s price performance during the Plan Period ranks in the 50th percentile to the 74th percentile when comparing the 2001 Company Stock Price and the 2001 Peer Group Stock Prices to the 2006 Company Stock Price and the 2006 Peer Group Stock Prices.

Notwithstanding the foregoing, the Committee shall have the authority to reduce the Applicable Vesting Percentage under clauses (ii), (iii) or (iv) with respect to any and all awards granted under the Plan (and for all purposes hereof such lower percentage shall be the Applicable Vesting Percentage) and nothing set forth in this Section 1(u) shall cause an award granted under the Plan designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption, and with respect to any Qualified Performance-Based Award (i) in addition to the Performance Goals, the Committee may impose additional vesting criteria, which shall be based on the attainment of specified levels of one or more of the following measures: earnings per share, sales, net profit after tax, gross profit, operating profit, cash generation, unit volume, return on equity, change in working capital, return on capital or stockholder return (“Additional Vesting Criteria”), and (ii) the Additional Vesting Criteria shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations.

(v) “Permitted Transferees” means (i) the Award Holder’s spouse, parents, children or grandchildren (including adopted children, step-children and step-grandchildren), (ii) with respect to vested rights only, charitable organizations, (iii) the Company and its Affiliates, (iv) the estate or personal representative of the Award Holder, (v) any trust, corporation, partnership, limited liability company or other entity if substantially all of the economic interests in such entity are held by or for the benefit of the Award Holder and/or persons specified in clauses (i) or (iv).

(w) “Plan” means the BlackRock, Inc. 2002 Long-Term Retention and Incentive Plan, as amended from time to time.

(x) “PNC” means The PNC Financial Services Group, Inc.

(y) “Pro Rata Award” means an amount equal to the product of (i) the amount of the Award that would have been paid to the Award Holder if the Award Holder had remained employed by the Company through the Payment Date, based on actual Company performance over (or the occurrence of an Acceleration Event during) such period and (ii) a fraction, the numerator of which is the number of full months elapsed from (a) January 1, 2002, in the case of any Award Holder who was employed by the Company on January 1, 2002 or (b) the date of hire of the Award Holder in the case of any Award Holder who was hired as an employee of the Company after January 1, 2002, until the date of Termination of Employment and the denominator of which is the number of months from (1) January 1, 2002, in the case of any Award Holder who was employed by the Company on January 1, 2002 or (2) the date of hire of the Award Holder in the case of any Award Holder who was hired as an employee of the Company after January 1, 2002, until the Performance Goals are achieved.

(z) “Qualified Performance-Based Award” means an award granted under the Plan designated as such by the Committee at the time of grant, based upon a determination that (i) the recipient is or may be a Covered Employee in the year in which the Company would expect to be able to claim a tax deduction with respect to such award and (ii) the Committee wishes such award to qualify for the Section 162(m) Exemption.

(aa) “Retirement” means retirement, as the Committee shall determine from time to time.

(bb) “Section 162(m) Exemption” means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

(cc) “Subsidiary” means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

(dd) “Termination of Employment” means the termination of the Award Holder’s employment with, or performance of services for, the Company or any Subsidiary or Affiliate. An Award Holder employed by, or performing services for, any Subsidiary or an Affiliate also shall be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be, and the Award Holder does not immediately thereafter become an employee of, or service-provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and any Subsidiary or Affiliate shall not be considered Terminations of Employment.

In addition, certain other terms used herein have definitions given to them in the first place in which they are used.

SECTION 2. Grant.

The Award Holder is hereby granted the Award subject to the terms and conditions of the Award Agreement and the Plan, which are incorporated herein by reference. In the event of any conflict between this Award Agreement and the Plan, the Plan shall control.

SECTION 3. Vesting Conditions.

The vesting of the Award is conditioned upon the attainment of the Performance Goals (except as provided in Sections 9 and 10 hereof). In the event that either condition is not met, no amount shall be payable to the Award Holder with respect to the Award.

SECTION 4. Payment of Award.

In the event that the Performance Goals are satisfied, the Award shall vest and shall be paid to the Award Holder on the Payment Date. The Award shall be settled in cash (the “Cash Portion”) and Common Stock (the “Stock Portion”). The Cash Portion will be an amount equal to the product of (i) the Award, (ii) the Applicable Vesting Percentage and (iii) 16.67%. The Stock Portion will be in an amount equal to the product of (i) the Award, (ii) the Applicable Vesting Percentage, (iii) 83.33% and (iv) the lesser of (A) one or (B) a fraction, the numerator of which is the Fair Market Value of 4,000,000 shares of Common Stock as of the Payment Date and the denominator of which is $200,000,000.

SECTION 5. Put Right.

In the event that the Award is paid, the Award Holder shall have the option (the “Put Right”) exercisable at any time during the period commencing two Business Days following the Payment Date and ending fifteen Business Days following the Payment Date (the “Put Period”) to provide written notice (the “Put Notice”) to the Company of the Award Holder’s intention to sell to the Company any or all Common Stock provided to the Award Holder in settlement of the Award (“Award Stock”). If the Award Holder exercises the Put Right within the Put Period by providing the Company with the Put Notice of such Award Holder’s election to do so (the date that such notice is so provided, the “Put Date”), the Company shall be required to purchase within a reasonable period of time after the Put Period ends such number of shares of Award Stock as the Award Holder shall specify in the Put Notice at a per share price equal to the Fair Market Value on the Put Date. In the event that the Award Holder fails to exercise the Put Right during the Put Period, the Put Right shall expire.

SECTION 6. Nontransferability of Awards.

The Award shall not be transferable by the Award Holder other than (i) by will or by the laws of descent and distribution; or (ii) pursuant to a transfer to such Award Holder’s Permitted Transferees, whether directly or indirectly or by means of a trust or partnership or otherwise. Transfers to the Award Holder’s Permitted Transferees are subject to the terms and conditions of the Plan and the terms and conditions of this Award Agreement pursuant to which they were granted. The Permitted Transferees shall not have the right to further transfer those rights other than by will or the laws of descent and distribution. The Award shall be payable, subject to the terms of the Plan, only to the Award Holder, the guardian or legal representative of the Award Holder, or any person to whom such Award is transferred, pursuant to this Section 6, it being understood that the term “Award Holder” as used in the Plan includes such guardian, legal representative and other transferee. Notwithstanding any transfer of the Award under this Section 6, for purposes of Section 7, the initial Award Holder’s employment or termination thereof shall be determinative.

SECTION 7. Termination of Employment.

(a) Termination by Death or Disability. If the Award Holder incurs a Termination of Employment by reason of death or Disability prior to the date upon which the Award vests, the Award shall be as determined by the Committee in its sole discretion, but in any event, the Award Holder (or, in the case of death, the Award Holder’s beneficiary) shall receive an amount at least equal to a Pro-Rata Award, which Pro Rata Award shall vest and be payable at such time as the Award would otherwise have become payable had the Award Holder remained in the employ of the Company.

(b) Retirement. If the Award Holder incurs a Termination of Employment by reason of Retirement or Early Retirement prior to the date upon which the Award vests, the Award shall vest and be payable to the Award Holder (or, if the Award Holder dies prior to the Payment Date, to the Award Holder’s beneficiary) as a Pro-Rata Award at such time as the Award would otherwise have become payable had the Award Holder remained in the employ of the Company; provided that such Pro Rata Award may be reduced by an appropriate amount as determined by the Committee, in its sole discretion, consistent with the Company’s retirement policy in the event that the Award Holder incurs a Termination of Employment by reason of Early Retirement.

(c) Cause. If the Award Holder incurs a Termination of Employment for Cause on or prior to the Payment Date, the Award shall thereupon be immediately forfeited.

(d) Without Cause. If the Award Holder incurs a Termination of Employment by the Company without Cause (other than for death or Disability) prior to the date upon which the Award vests, subject to Section 9, the Award shall vest and be payable to the Award Holder (or, if the Award Holder dies prior to the Payment Date, to the Award Holder’s beneficiary) as a Pro-Rata Award at such time as the Award would otherwise have become payable had the Award Holder remained in the employ of the Company; provided that the Committee shall have the discretion to increase the Pro-Rata Award in such circumstances to an amount no greater than the amount that would have been payable to the Award Holder had the Award Holder remained in the employ of the Company through the Payment Date.

(e) Other Termination of Employment. If the Award Holder incurs a Termination of Employment for any reason other than death, Disability, Retirement, Early Retirement or by the Company with or without Cause prior to the Payment Date, the Award shall thereupon immediately become forfeited, unless the Committee determines otherwise, in which case such Award shall vest and be payable on such basis as the Committee determines in its sole discretion.

SECTION 8. Adjustment.

In the event any item of gain, loss, or expense that is reported in the financial statements of the Company is, as defined under United States Generally Accepted Accounting Principles, (1) extraordinary (both unusual and infrequent), as defined under the provisions of Accounting Principles Board Opinion No. 30, Reporting the Results of Operations—Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual, and Infrequently Occurring Events and Transactions (APB 30), (2) unusual or infrequent, as defined and required to be reported under APB 30, or (3) is the disposition of a component of an entity (discontinued operation) under the provisions of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, the Committee shall adjust the Company’s earnings per share to exclude any such item for purposes of determining whether the Company’s EPS Test has been met. Further, in the event of a stock split, reverse stock split, or stock dividend of the Company or a company which is a component of the Company Peer Group, the Committee, as applicable, shall adjust the Company’s earnings per share, the Common Stock price, and the common stock price of any component of the Company Peer Group to insure that each of the Company EPS Test and relative common stock price performances are calculated on a consistent basis of outstanding shares. Notwithstanding the foregoing, no adjustments to the Company’s earnings per share, the Common Stock price or the common stock price of any component of the Company Peer Group shall be made for any change in outstanding shares that is not due to a stock split, reverse stock split or stock dividend.

SECTION 9. Forfeiture of Award.

In the event of any breach of the Company’s Confidentiality and Employment Policy, as it may be amended from time to time (the “Confidentiality Policy”), or the provisions of Section 12 by the Award Holder (which breach may occur while the Award Holder is employed by the Company or any Subsidiary or Affiliate, or to the extent then applicable, following the Award Holder’s Termination of Employment), the Company shall have the right to (a) cancel the Award granted, in whole or in part, whether or not vested or deferred, and/or (b) if such conduct or activity occurs within one year following the Payment Date, require the Award Holder to repay to the Company any payment received upon the payment of the Award (with such repayment valued as of the Payment Date). Such cancellation or repayment obligation shall be effective as of the date specified by the Committee. Any repayment obligation may be satisfied in Common Stock or cash or a combination thereof (based upon the Fair Market Value of Common Stock on the day of payment), and the Committee may provide for an offset to any future payments owed by the Company or any Subsidiary or Affiliate to the Award Holder, if necessary, to satisfy the repayment obligation. The determination of whether an Award Holder has engaged in a breach of the Confidentiality Policy or Section 12 shall be made by the Committee in its sole discretion.

SECTION 10. Acceleration Event.

Notwithstanding any other provision of the Plan or the Award Agreement to the contrary, in the event of an Acceleration Event:

(a) The Award, if outstanding under the Plan as of the date of the Acceleration Event, shall vest in full, any deferral or other restriction on the Award shall lapse, and the Award shall be paid in full as promptly as practicable after the Acceleration Event as if (i) all Performance Goals had been fully achieved and (ii) the Applicable Vesting Percentage were 100.

(b) The provisions of Section 9 shall be inapplicable to such Award Holder.

SECTION 11. Amendment and Termination.

(a) The Board may amend or alter the Award Agreement at any time, but no amendment or alteration shall be made that would impair the rights of the Award Holder under the Award Agreement without the Award Holder’s consent, except such an amendment made to comply with applicable law, stock exchange rules or accounting rules. In addition, no such amendment shall be made without the approval of the Company’s stockholders to the extent such approval is required by applicable law or stock exchange rules.

(b) The Committee may amend the terms of the Award prospectively or retroactively, but no such amendment shall cause the Award to cease to qualify for the Section 162(m) Exemption or impair the rights of the Award Holder without the Award Holder’s consent, except such an amendment made to cause the Award to comply with applicable law, stock exchange rules or accounting rules.

SECTION 12. Award Holder’s Covenants and Acknowledgments.

In order to induce the Company to enter into this Award Agreement, Award Holder hereby covenants and acknowledges to the Company as follows:

(a) Non-Disclosure. Award Holder may not, during or subsequent to Award Holder’s employment with the Company or any of its Affiliates, without the prior written consent of the Company, use, divulge, disclose, or make accessible to any other person, firm, partnership, corporation or other entity any Confidential Information (as defined below) pertaining to the business of the Company or any of its Affiliates except (i) while employed by the Company or any of its Affiliates, in the business of and for the benefit of the Company or any of its Affiliates, or (ii) when required to do so by a court of competent jurisdiction. In the event that Award Holder becomes compelled by an order of a court to disclose any Confidential Information, the Award Holder is required to provide the Company with prompt, prior written notice and to disclose only that portion of the Confidential Information which is legally required.

For purposes of this Award Agreement, “Confidential Information” shall mean any non-public information (whether oral, written or contained on computer systems) relating to the business or the affairs of the Company and its Affiliates or of any client of the Company or of any of its Affiliates, whether obtained from the Company or any of its Affiliates, any client of the Company or any of its Affiliates or known by the Award Holder as a consequence of or through the Company or any of its Affiliates. Such information includes but is not limited to non-public information concerning the financial data, strategic or financial plans, business plans, proprietary project information, marketing plans, future transactions (regardless of whether or not such transactions are executed), customer lists, employee lists, employees’ salary and other compensation, partners’ compensation, and other proprietary and confidential information of the Company, the Company’s Affiliates or any of their clients, that, in any case, is not otherwise available to the public. Confidential Information includes information encompassed in drawings, designs, plans, proposals, reports, research, marketing and sales plans, financial information, costs, quotations, specification sheets and recording media. Confidential Information also includes information which relates directly or indirectly to the computer systems and computer technology of the Company and its Affiliates, including but not limited to source codes, object codes, reports, flow charts, screens, algorithms, use manuals, installation and/or operation manuals, computer software, spreadsheets, data computations, formulas, techniques, databases, and any other form or compilation of computer-related information.

It is the policy of the Company not to use or accept any Confidential Information of third parties, including former employers of the Award Holder. Award Holder shall not disclose such Confidential Information of third parties to the Company or any of its Affiliates, their employees, agents, or independent contractors, or to any other third party, and shall not use such Confidential Information of third parties while employed by the Company or any of its Affiliates, unless the Award Holder has obtained and presented to the Company the appropriate authorizations for such use or disclosure from such third parties and has also obtained the Company’s approval of such use or disclosure.

The Company and its Affiliates may, from time to time, enter into agreements and/or business relationships with third party vendors and/or suppliers of information as a result of which Award Holder may have access to Confidential Information proprietary to such third parties (“Third Party Confidential Information”). The use and disclosure by the Award Holder of Third Party Confidential Information shall be governed by the terms and conditions of this Award Agreement and shall be in strict compliance with any existing agreement between the Company or any of its Affiliates and the third parties to hold such information confidential. From time to time, the Company and/or its Affiliates enter into such agreements with third parties. Prior to using any Third Party Confidential Information, the Award Holder is required to inquire whether and to what extent the use of such Third Party Confidential Information is governed by an existing agreement.

The Company and its Affiliates may at times develop appropriate Chinese Wall policies and procedures (“Chinese Wall Policy”) to assure that restricted information related to a client of the Company or an Affiliate of the Company is not improperly communicated or disclosed to other employees within the Company and its Affiliates. The Award Holder is required to inquire of the human resources or compliance department, whether they are subject to a Chinese Wall Policy.

Award Holder agrees that the Company is the exclusive owner of any business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed by the Award Holder that are in the scope of, or otherwise related to the business of the Company or its Affiliates. Whenever requested to do so by the Company, Award Holder shall execute any and all applications, assignments, or other instruments that the Company deems necessary to apply for and obtain patents or copyrights in the United States or any foreign country or otherwise protect the Company’s interest therein. Such obligations shall continue beyond the termination of Award Holder’s employment with the Company with respect to business-related ideas, products, materials, discoveries, inventions, computer programs, research, writing or other work products developed, conceived or made by Award Holder during the term of the Award Holder’s employment with the Company. Further, Award Holder agrees that such obligation will be binding on Award Holder’s assigns, executors, administrators and other legal representatives. Award Holder is required to return to the Company all Confidential Information (including all reproductions thereof whether on computer diskette or otherwise) furnished to or otherwise in their possession immediately upon request or their resignation or termination from employment.

(b) Non-Solicitation of Clients, etc. Award Holder shall not, for a period of one year immediately following the termination of his or her employment, whether on his or her own behalf or on behalf of or in conjunction with any person, company, business entity or other organization whatsoever, directly or indirectly, (i) call on, interfere with, solicit or assist in soliciting the business of any “Client” or “Prospective Client” or (ii) accept business from, or enter into a relationship with, any such “Client” or “Prospective Client”, with whom the Award Holder has had personal contact or dealings on behalf of the Company or its Affiliates during the one year immediately preceding the termination of his or her employment or with whom employees reporting to the Award Holder has had personal contact or dealings on behalf of the Company or its Affiliates during the one year immediately preceding the termination of his or her employment.

For purposes of this Award Agreement, the term “Client” shall mean any person, firm, company, or other organization to whom the Company or any of its Affiliates has supplied services, products or professional advice, and “Prospective Client” shall mean any person, firm, company or other organization with whom the Company or any of its Affiliates has had negotiations or discussions regarding the possible supply of products or services, or with respect to whom the Company or any of its Affiliates has expended significant time, effort or money in developing a bid or proposal for the supply of products or services.

(c) Non-Enticement of Employees; No Hire. Award Holder shall not, during his or her employment and for a period of one (1) year following the termination of such employment, either on his or her own account or in conjunction with or on behalf of any other person, company, business entity or other organization whatsoever, directly or indirectly (i) induce, solicit, entice or procure any person who is an employee of the Company or any of its Affiliates to leave such employment or (ii) accept into employment, hire or otherwise engage or use the services of, or actively interfere with the Company’s or any Affiliates’ relationship with, any person who is an employee of the Company or any of its Affiliates or who was an employee of the Company or any of its Affiliates during the period commencing one (1) year prior to the termination of his or her employment.

(d) Non-Disparagement; No Conflicts. Award Holder shall not at any time during or subsequent to his or her employment with the Company or any of its Affiliates, criticize, speak ill of, disparage or make false statements in respect of the Company, its Affiliates or any of their employees; provided, however, that the Award Holder shall not be prohibited from making truthful statements about the Company or any of its Affiliates. The Award Holder also shall not, during the course of employment with the Company or any of its Affiliates take any action which conflicts with (or appears to conflict with) the Company’s or any of its Affiliates’ business interests except if ordered to do so by a court or government agency.

(e) Enforceability. The Company and the Award Holder agree that in the event that any one or more of the terms and conditions set forth in this Award Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining terms and conditions will not in any way be affected or impaired thereby. Moreover, if any one or more of the terms and conditions contained in this Award Agreement are held to be excessively broad as to duration, scope, activity or subject, such terms and conditions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.

SECTION 13. General Provisions.

(a) Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees. The Award Holder shall have no claim to be granted any Award under the Plan, and there is no obligation for uniformity of treatment of Award Holders.

(b) No Contract of Employment. The Award Agreement shall not constitute a contract of employment, and adoption of the Plan shall not confer upon the Award Holder any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of the Award Holder at any time.

(c) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Award Holder for federal income tax purposes with respect to the Award, the Award Holder shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state or local or foreign taxes of any kind required by law to be withheld with respect to such amount. The Award Holder shall satisfy, in whole, the foregoing withholding liability by having the Company withhold from the number of shares of Common Stock otherwise issuable pursuant to the settlement of the Award, a number of shares of Common Stock with a Fair Market Value equal to such withholding liability. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Award Holder.

(d) Governing Law. The Plan and all Awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

(e) No Rights of Shareholder. The Award Holder shall not, by virtue hereof, be entitled to any rights of a shareholder in the Company, either at law or in equity. The Award Holder or a transferee of the Award shall have no rights as a stockholder with respect to any shares issued in settlement of the Award until the date when the Award Holder’s payment in Common Stock is entered upon the records of the duly authorized transfer agent of the Company. No adjustment shall be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distribution of other rights for which the record date is prior to the date a stock certificate is issued, except as provided in the Plan and Section 8 hereof.

(f) Expenses of Issuance of Common Stock. The issuance of stock certificates upon payment of the Award, shall be without charge to the Award Holder. The Company shall pay, and indemnify the Award Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the payment of the Award or the resulting issuance of shares of Common Stock.

(g) Other Restrictions. The Company shall be obligated to register the securities issuable upon the Payment Date pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) and to take any other affirmative action in order to cause the issuance of shares pursuant hereto to comply with any law or regulation of any governmental authority.

(h) Severability. The invalidity or enforceability of any provision of the Award Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If the final judgment of a court of competent jurisdiction declares that any provision of the Award Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power, and is hereby directed, to reduce the scope, duration or area of the provision, to delete specific words or phrases and to replace any invalid or unenforceable provision with a provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable provision and the Award Agreement shall be enforceable as so modified. With respect to any provision of the Award Agreement finally determined by a court of competent jurisdiction to be unenforceable, the Award Holder and the Company hereby agree that such court shall have jurisdiction to reform the Award Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court’s determination. If any of the covenants of the Award Agreement are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the rights of the Company to enforce any such covenant in any other jurisdiction.

(i) Headings. The headings of sections herein are included solely for convenience of reference and shall not affect the meaning or interpretation of any of the provisions of the Award Agreement.

(j) Notices. Any notice required or permitted to be given under the Award Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently by similar process give notice of:

If to the Company:

BlackRock, Inc.

40 E. 52nd Street

New York, New York 10022

Attn: General Counsel

If to the Award Holder:

To the last address delivered to the Company by the Award Holder in the manner set forth herein.

(k) Entire Agreement.  The Award Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by the Award Agreement and the Plan.

(l) Counterparts.  The Award Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed the Award Agreement as of the date hereof.

BLACKROCK, INC.

By:
Name:
Title:

Award Holder (Please Print):